Exhibit 99.1

LEXICON PHARMACEUTICALS ANNOUNCES TERMINATION OF ALLIANCE AND SETTLEMENT WITH SANOFI

Conference Call and Webcast Today at 5:00 pm EDT / 4:00 pm CDT

The Woodlands, Texas, September 10, 2019 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today announced the termination of its alliance with Sanofi for the development and commercialization of ZynquistaTM (sotagliflozin) and the settlement of its related disputes with Sanofi, each effective September 9, 2019. In connection with the termination, Lexicon will regain all rights to Zynquista and assume full responsibility for the worldwide development and commercialization of Zynquista in both type 1 and type 2 diabetes. Under the terms of the settlement, Sanofi will pay Lexicon $260 million, of which $208 million is payable upfront and the remainder is payable within twelve months, and coordinate with Lexicon in the transition of responsibility for ongoing clinical studies and other activities.

“Our four-year alliance with Sanofi has been a productive one, with Zynquista receiving marketing approval in Europe in type 1 diabetes and advancing into late-stage studies in type 2 diabetes,” said Lonnel Coats, president and chief executive officer of Lexicon. “Regaining worldwide rights allows us to advance our efforts to realize the full value of the Zynquista program as we prepare for regulatory filings in the U.S. and in Europe in type 2 diabetes, with data coming over the next few months from the remainder of the core Phase 3 studies and over the longer term from two outcomes studies with potential for demonstrating cardiovascular and renal benefits. We believe that this potential, along with a European approval in type 1 diabetes, offer an attractive opportunity for potential collaborators as we work to maximize the global potential for Zynquista and to achieve greater operational flexibility.”

Conference Call and Webcast Information

Lexicon management will hold a live conference call and webcast today at 5:00 pm EDT / 4:00 pm CDT to discuss today’s announcement. The dial-in number for the conference call is 888-645-5785 (U.S./Canada) or 970-300-1531 (international). The conference ID for all callers is 7376526. The live webcast and replay may be accessed by visiting Lexicon’s website at www.lexpharma.com/investors. An archived version of the webcast will be available on the website for 14 days.

About Zynquista (sotagliflozin)

Discovered using Lexicon’s unique approach to gene science, Zynquista is an oral dual inhibitor of two proteins responsible for glucose regulation known as sodium-glucose co-transporter types 1 and 2 (SGLT1 and SGLT2). SGLT1 is responsible for glucose absorption in the gastrointestinal tract, and SGLT2 is responsible for glucose reabsorption by the kidney. Zynquista is approved in the European Union (EU) for use as an adjunct to insulin therapy to improve blood sugar (glycemic) control in adults with type 1 diabetes with a body mass index ≥ 27 kg/m2, who could not achieve adequate glycemic control despite optimal insulin therapy. Outside of such approval, Zynquista is investigational and has not been approved by any other regulatory authority for type 1 or type 2 diabetes.

About Lexicon Pharmaceuticals

Lexicon is a fully integrated biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through its Genome5000™ program, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. In addition to its first commercial product, XERMELO, Lexicon has a pipeline of promising drug candidates in clinical and preclinical development in diabetes and metabolism, oncology and neuropathic pain. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s long-term outlook on its business, the commercialization of XERMELO (telotristat ethyl) and Zynquista (sotagliflozin), and the clinical development of, the regulatory filings for, and the potential therapeutic and commercial potential of telotristat ethyl, sotagliflozin, LX2761 and LX9211. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery, development and commercialization of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully commercialize XERMELO, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of telotristat ethyl, sotagliflozin, LX2761, LX9211 and its other potential drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

For Investor Inquiries:

Kimberly Lee, D.O.
Head of Investor Relations and Corporate Strategy
Lexicon Pharmaceuticals
(281) 863-3383
klee@lexpharma.com

For Media Inquiries:

Chas Schultz
Senior Director, Corporate Communications and Advocacy
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com